Exhibit 10.3
SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Stitch Fix, Inc. (“Stitch Fix”) and Elizabeth Spaulding (“Employee”) as the Effective Date (as defined herein).
RECITALS
A.    Employee is employed at-will by Stitch Fix as Chief Executive Officer.
B.    Employee’s employment with Stitch Fix will cease on January 5, 2023 (“Separation Date”).
C.    Stitch Fix wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment.
D.    The parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee’s employment with Stitch Fix and arising out of or in any way related to the acts, transactions or occurrences between Employee and Stitch Fix to date, including, but not limited to, Employee’s employment with Stitch Fix or the termination of that employment, on the terms set forth below.
AGREEMENT
The parties agree as follows:
1.Termination. Employee’s employment as an employee and position as an officer of Stitch Fix and any subsidiary of Stitch Fix will cease on the Separation Date. Employee hereby resigns from the Board of Directors of Stitch Fix and any of its subsidiaries, effective as of her termination of employment.
2.Consulting Period. Stitch Fix hereby engages Employee as a consultant beginning on the first day following the Separation Date and ending on the date that is three months after of the Separation Date, unless terminated earlier as provided below (the “Consulting Period”). During the Consulting Period, Employee shall assist Stitch Fix in any area of Employee’s expertise, as reasonably requested by Stitch Fix on an as-needed basis up to a maximum of five hours per week (the “Consulting Services”). Employee’s relationship with Stitch Fix during the Consulting Period will be that of an independent contractor, and nothing in this Separation Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than provided in this Separation Agreement, Employee shall not be entitled to any of the benefits that Stitch Fix may make available to its employees. Employee shall have no authority to bind Stitch Fix to any contractual obligations, whether written, oral or implied. Employee shall not represent or purport to represent Stitch Fix in any manner whatsoever to any third party unless authorized by Stitch Fix, in writing, to do so. Employee shall exercise the highest degree of professionalism and utilize Employee’s expertise and creative talents in performing the Consulting Services. When providing Consulting Services, Employee shall abide by Stitch Fix’s policies and procedures. Throughout the Consulting Period, Employee may engage in employment, consulting, or other work relationships in addition to performing Consulting Services for Stitch Fix. In order to protect Stitch Fix’s trade secrets and confidential and proprietary information, during the Consulting Period, Employee shall not obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with Stitch Fix. Employee may terminate the Consulting Period at any time upon written notice to the Company. Stitch Fix may terminate the Consulting Period upon written notice to Employee in the event of Employee’s material breach of any provision of this Separation Agreement or any breach of her Confidentiality Agreement (as defined below).

3.Severance Package.
1.1Severance Payment. In exchange for the promises set forth herein, Stitch Fix shall provide Employee with a severance payment of $650,000, which is equal to 12 months of Employee’s base salary, less all appropriate federal and state income and employment taxes and withholdings (“Severance Payment”). The Severance Payment shall be paid in the form of continuation of Employee’s base salary payments. Such installments shall be paid on Stitch Fix’s ordinary payroll dates, commencing on Stitch Fix’s first regular payroll date that is more than 60 days following the Separation Date, and shall be for any accrued base salary for the 60-day period plus the period from the 60th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on Stitch Fix’s regular payroll dates. Employee acknowledges and agrees that this Severance Payment constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.
1.2Stock Vesting. Employee was granted certain stock option awards (the “Options”) and restricted stock unit awards under Stitch Fix’s equity incentive plans (collectively with the Options, the “Equity Awards”). Employee’s Equity Awards shall cease vesting at the end of the Consulting Period and shall otherwise remain governed by the applicable award notices, agreements and plan documents; provided, however, that no “double trigger” acceleration of vesting provisions in any such documents or prior agreements between Employee and Stitch Fix shall apply after the Separation Date. Employee will have three months following the last day of the Consulting Period to exercise Employee’s vested Options for the shares that are exercisable, pursuant to the applicable stock option agreement.
1.3Payment of Healthcare Premiums. Stitch Fix shall continue to pay the premiums required to continue group health insurance coverage for Employee through April 2024 under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (“COBRA Severance”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain medical coverage through another employer or otherwise during this period. Employee must notify Stitch Fix within two weeks if Employee obtains coverage from a new source. Notwithstanding the above, if Stitch Fix determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Stitch Fix shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Employee obtains other coverage or (y) the last day of the 15th calendar month following the Separation Date.
1.4Compliance with Section 409A. It is intended that the Severance Package set forth in this Separation Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), the right to receive any installment payments under this Separation Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Separation Agreement, if Stitch Fix (or, if applicable, the successor entity thereto) determines that any of the Severance Benefits constitute “deferred compensation” under Section 409A and Employee is, on the date of the Separation Date, a “specified employee” of Stitch Fix or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of such Severance Benefits shall be delayed until the earliest of: (i) the date that is six months and one (1) day after the Separation Date, (ii) the date of Employee’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this section shall be paid in a lump sum or provided in full by Stitch Fix (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.
4.General Releases.
1.1Employee unconditionally, irrevocably and absolutely releases and discharges Stitch Fix, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Stitch Fix, past and present, as well as Stitch Fix’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Stitch Fix, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Stitch Fix. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state or federal law, including, but not limited to, alleged violations of the California Fair Employment and Housing Act, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.
1.2Employee acknowledges that Employee has been advised, as required by California Government Code Section 12964.5(b)(4), that Employee has the right to consult an attorney regarding this Separation Agreement and that Employee were given a reasonable time period of not less than five business days in which to do so. Employee further acknowledges and agrees that, in the event Employee signs this Separation Agreement prior to the end of the reasonable time period provided by Stitch Fix, Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by Stitch Fix through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
1.3The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers' compensation benefits or unemployment insurance benefits, as applicable, or any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement. Also excluded from this release are Employee’s existing rights to indemnification under Stitch Fix’s bylaws, terms of any applicable agreement or applicable law.
1.4Employee understands that nothing contained in this Separation Agreement limits Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Separation Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Stitch Fix. This Separation Agreement does not limit Employee's right to receive an award for information provided to any Government Agencies. Nothing in this Separation Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful.
1.5Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
1.6Employee represents and warrants to Stitch Fix that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
1.7Stitch Fix unconditionally, irrevocably and absolutely releases and discharges Employee from all claims, but only to the extent known to any of Stitch Fix’s officers or directors as of the Separation Date, related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Stitch Fix, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action arising directly or indirectly out of or in any way connected with Employee’s employment with Stitch Fix. Stitch Fix expressly waives its right to recovery of any type, including damages, in any administrative or court action, whether state or federal, and whether brought by Stitch Fix or on Stitch Fix’s behalf, related in any way to the matters released herein.
5.California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee waives any right which Employee has or may have under Section 1542 to the full extent Employee may lawfully waive such rights pertaining to this general release of claims.
6.Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Stitch Fix or any of the other Released Parties in any court or with any governmental agency.
7.Confidentiality and Return of Stitch Fix Property. As a condition of receiving the Severance Package in paragraph 3, Employee shall return all Stitch Fix property, data and information belonging to Stitch Fix on or before the Separation Date and shall not use or disclose to others any confidential or proprietary information of Stitch Fix or the Released Parties.
8.Continuing Obligations. Employee shall comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Stitch Fix’s Arbitration, At-Will

Employment, Confidential Information, and Inventions Assignment Agreement (“Confidentiality Agreement”), previously executed by Employee, including, but not limited to, promises not to disclose and to protect all confidential and proprietary information of Stitch Fix.
9.No Admissions. By entering into this Separation Agreement, Stitch Fix and the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
10.Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.
1.1Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given 21 days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
1.2Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven days after the date Employee signs it. Employee’s revocation must be in writing and received by email to legal-notices@stitchfix.com on or before the seventh day in order to be effective. If Employee does not revoke acceptance within the seven-day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 3 above after the Effective Date, provided Employee does not revoke.
1.3Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
11.Affirmation. Employee affirms that other than the Severance Payment referenced herein, Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled, up to the date signed by Employee.
12.Publicity. The parties agree that on the Separation Date, Stitch Fix will issue a press release with the substance set forth in Exhibit A (the “Press Release”). In response to any internal or external questions about the reasons for Employee’s departure, Employee and Stitch Fix shall respond in a manner that is substantially consistent with the Press Release. The preceding sentence shall only be binding on Employee and her agents and advisors and Stitch Fix’s officers and directors.
13.Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
15.Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
16.Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Stitch Fix’s Confidentiality Agreement previously executed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter, including that certain offer letter dated June 24, 2021. This Separation Agreement may be amended only by a written instrument executed by all parties hereto. Employee has 21 days to decide whether to accept this Separation Agreement.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND AND AGREE TO EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Employee
Dated: ____1/5/23_______________    /s/ Elizabeth Spaulding
Elizabeth Spaulding
Stitch Fix, Inc.
Dated: ___1/4/23__________________    By: /s/ Liz Williams
Liz Williams
Compensation Committee Chair

Exhibit A
Press Release Disclosure

Stitch Fix, Inc. (SFIX) announced today that Elizabeth Spaulding will step down as Chief Executive Officer and as a member of the Board of Directors, effective January 5, 2023.

“Stitch Fix continues to embark on an ambitious transformation and in the immediate term, the focus for the team is squarely on creating a leaner, more nimble organization to set the company up for a return to profitability. First as president and then as CEO, it has been a privilege to lead in an unprecedented time, and to chart the course for the future with the Stitch Fix team. It is now time for a new leader to help support the next phase. With that context, the Board and I have made the difficult decision that I will step down as CEO.” Ms. Spaulding said. “I am proud of the new leadership team we have built, the evolution in culture we’ve created, and the products we’ve shipped. More than anything, it is a privilege to serve our clients and create many delightful moments in their lives.”

Founder and former Chief Executive Officer Katrina Lake has been named Chief Executive Officer, also effective January 5, 2023, to serve in an interim capacity for six months or until her successor is appointed, unless otherwise agreed by Ms. Lake and the Board of Directors.

“I look forward to stepping back in to lead the business and working closely with the Board of Directors to identify a successor going forward,” Ms. Lake said. “My fellow Board members and I thank Elizabeth for her service to Stitch Fix, especially during the challenges of the last couple years. We wish her the best.”

Ms. Lake served as the company’s Chief Executive Officer from its inception in 2011 until July 31, 2021. She has been a member of the Board of Directors since the company’s inception. Ms. Lake holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard University.